Exhibit 10.1

LIMITED WAIVER AND FIFTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

(TERM LOAN AND REVOLVING LOAN)

This LIMITED WAIVER AND FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of October 22, 2014 (the “Effective Date”), is entered into by and among THIRD SECURITY SENIOR STAFF 2008 LLC, as administrative agent (the “Agent”), and a lender, the other lenders party hereto (collectively, the “Lenders”), and TRANSGENOMIC, INC., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Loan and Security Agreement (Term Loan and Revolving Loan), dated as of March 13, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), whereby the Lenders have extended to the Borrower a loan facility pursuant to the Loan Agreement on the terms and subject to the conditions contained therein;

WHEREAS, Events of Default exist under Section 8.2(a) of the Loan Agreement as a result of the Borrower’s failure to: (i) satisfy the Minimum Liquidity Ratio requirement in Section 6.9(a) of the Loan Agreement for the monthly period ended August 31, 2014; and (ii) satisfy the Minimum Net Revenue requirement in Section 6.9(b) of the Loan Agreement for the six month period ended August 31, 2014 (collectively, the “Specified Events of Default”); and

WHEREAS, the Borrower has requested that the Agent and the Lenders, and the Agent and the Lenders have agreed to, subject to the terms and conditions set forth in this Amendment, (i) waive the Specified Events of Default, and (ii) amend certain provisions of the Loan Agreement, in each case, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement.

2. Limited Waiver. Subject to the terms, and the timely satisfaction of each of the conditions precedent in Section 4 of this Amendment, the Agent and the Lenders hereby waive the Specified Events of Default.

3. Amendments to the Loan Agreement. Effective as of the Effective Date, the Loan Agreement is amended as follows:

(a) Section 6.9(a) of the Loan Agreement is amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

Minimum Liquidity Ratio. Commencing with the monthly period ending on September 30, 2014, a ratio of (i) unrestricted and unencumbered cash and cash equivalents plus Eligible Accounts divided by (ii) all Funded Indebtedness (the “Minimum Liquidity Ratio”) of not less than 1.00:1.00 at the end of each month; provided, however, that the Minimum Liquidity Ratio covenant shall be suspended, and the Borrower shall not be obligated to comply with the Minimum Liquidity Ratio, from September 30, 2014 until the earlier to occur of: (A) the closing of the sale of the Borrower’s Genetic Assays and Platforms business (“MIND Business”); (B) the closing by the Borrower of one or more equity financing transactions in which the Borrower receives at least $7.0 million in aggregate net proceeds; and (C) March 31, 2015.

(b) Section 6.9(b) of the Loan Agreement is amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

Minimum Net Revenue. Achieve at least the amounts set forth below during the applicable periods.

Six Month Period Ending	Net Revenue
March 31, 2013	$14,666,000
April 30, 2013	$15,275,000
May 31, 2013	$14,955,000
June 30, 2013	$14,679,000
July 31, 2013	$14,296,000
August 31, 2013	$14,096,000
September 30, 2013	$13,806,000
October 31, 2013	$13,022,000
November 30, 2013	$12,812,000
December 31, 2013	$11,899,000
January 31, 2014	$11,866,000
February 28, 2014	$10,895,000
March 31, 2014	$10,690,000
April 30, 2014	$10,781,000
May 31, 2014	$10,871,000
June 30, 2014	$11,592,000
July 31, 2014	$12,377,000
August 31, 2014	$13,161,000
September 30, 2014	$12,965,000
October 31, 2014	$12,937,000
November 30, 2014	$12,345,000
December 31, 2014	$12,885,000

For each monthly period in each fiscal year ending after December 31, 2014, the minimum net revenue, measured on a trailing six-month basis, shall be based on an amount that is equal to eighty-five percent (85%) of the board approved Annual Financial Projections applicable to such monthly periods in such fiscal year.

(c) Section 14.1 of the Loan Agreement is amended by amending and restating the definition of “Revolving Line” as follows:

“Revolving Line” is an aggregate principal amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time.

4. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) receipt by the Agent of a copy of this Amendment, duly executed and delivered by the Borrower and the Required Lenders;

(b) receipt by the Agent of any other documents or agreements reasonably requested by the Agent in connection with the transactions contemplated by this Amendment;

(c) the truth and accuracy of the representations and warranties contained in Section 6 of this Amendment; and

(d) receipt by the Lenders and the Agent of any fees and expenses due and payable on or before the Effective Date under the Loan Agreement or this Amendment.

5. Reaffirmation. The Borrower hereby reaffirms each of the agreements, covenants and undertakings set forth in the Loan Agreement and each and every other Loan Document as of the Effective Date as if the Borrower was making said agreements, covenants and undertakings as of the Effective Date.

6. Representations, Warranties, Covenants and Acknowledgments. To induce the Agent and Lenders to enter into this Amendment, the Borrower hereby:

(a) represents and warrants that (i) as of the Effective Date, all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct in all material respects (other than any representation or warranty that is qualified by materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects) on and as of the Effective Date to the same extent as though made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (other than any representation or warranty that is qualified by materiality or Material Adverse Effect, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date; (ii) as of the Effective Date, after giving effect to the terms of this Amendment, there exists no Default or Event of Default under the Loan Agreement or any of the other Loan Documents; (iii) the Borrower has the corporate power and is duly authorized to enter into, deliver and perform this Amendment; and (iv) this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) acknowledges and agrees that (i) this Amendment does not and shall not create (nor shall the Borrower or any of its Subsidiaries rely upon the existence of or claim or assert that there exists) any obligation of the Agent or any Lender to consider or agree to any further consent, waiver or amendment with respect to any Loan Document and, in the event that the Agent or any Lender subsequently agrees to consider any further consent, waiver or amendment with respect to any Loan Document, neither this Amendment nor any other conduct of the Agent or any Lender shall be of any force or effect on the Agent’s or such Lender’s consideration or decision with respect thereto, and neither the Agent nor any Lender shall have any further obligation whatsoever to consider or agree to any further consent, waiver or amendment with respect to any Loan Document; and (ii) except as expressly set forth in this Amendment, the Agent and each Lender reserves all of their respective rights pursuant to the Loan Agreement and all other Loan Documents;

(c) further acknowledges and agrees that the Agent’s and Lenders’ agreement to waive and amend the specific matters addressed in this Amendment, do not and shall not create (nor shall the Borrower or any of its Subsidiaries rely upon the existence of or claim or assert that there exists) any obligation of the Agent or any Lender to consider or agree to any further waivers, consents or amendments and, in the event that the Agent or any Lender subsequently agrees to consider any further waivers, consents or amendments, neither this Amendment nor any other conduct of the Agent or any Lender shall be of any force or effect on the Agent’s or any Lender’s consideration or decision with respect to any such requested consent;

(d) further acknowledges and agrees that no right of offset, defense, counterclaim, claim, cause of action or objection in favor of the Borrower against any Lender exists arising out of or with respect to (i) this Amendment, the Loan Agreement or any other Loan Document, or (ii) any other documents now or heretofore evidencing, securing or in any way relating to the foregoing; and

(e) further acknowledges and agrees that this Amendment shall be deemed a Loan Document for all purposes under the Loan Agreement and the other Loan Documents.

7. Effect of Non-Compliance. To the extent any representation or warranty made herein shall be untrue in any material respect, such occurrence shall be deemed an Event of Default pursuant to the terms of the Loan Agreement and the other Loan Documents.

8. Release; Indemnitees.

(a) In further consideration of the execution of this Amendment by the Agent and each Lender, the Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of the Borrower and any debtor-in-possession with respect to the Borrower), assigns, subsidiaries and Affiliates, hereby forever releases the Agent, each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”) that the Borrower may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take in connection with the Loan Agreement or the other Loan Documents prior to the Effective Date, including, without limitation, with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not the Borrower shall satisfy all other provisions of this Amendment, the Loan Documents or the Loan Agreement, including payment in full of all Obligations.

(b) The Borrower hereby further agrees to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of the Borrower or any parent, Subsidiary or Affiliate of the Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Amendment, the Loan Agreement and the other Loan Documents.

9. Effect; Relationship of Parties. Except as expressly modified hereby, the Loan Agreement and each other Loan Document shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Agent and Lenders. The relationship of the Agent and Lenders, on the one hand, and the Borrower, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Amendment, any instrument, document or agreement delivered in connection herewith or in the Loan Agreement or any of the other Loan Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.

10. Expenses. The Borrower shall pay the Agent all of its actual, documented and reasonable costs and expenses in connection with the preparation, negotiation, execution and enforcement of this Amendment in accordance with the Loan Agreement (including, without limitation, all actual, documented and reasonable fees, expenses and disbursements of counsel to the Agent).

11. Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. California law governs this Amendment, without regard to principles of conflicts of law. This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof. Time is of the essence of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date.

BORROWER:

TRANSGENOMIC, INC.

By: /s/ Paul Kinnon

Name:	Paul Kinnon
Title:	CEO

AGENT:

THIRD SECURITY SENIOR STAFF 2008 LLC

As Agent for Lenders

By /s/ Randal J. Kirk

Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of Third Security Senior Staff 2008 LLC

LENDERS:

THIRD SECURITY SENIOR STAFF 2008 LLC

By /s/ Randal J. Kirk

Randal J. Kirk

Manager, Third Security, LLC, which is the

Manager of Third Security Senior Staff 2008 LLC

THIRD SECURITY STAFF 2010 LLC

By /s/ Randal J. Kirk

Randal J. Kirk

Manager, Third Security, LLC, which is the

Manager of Third Security Staff 2010 LLC

THIRD SECURITY INCENTIVE 2010 LLC

By /s/ Randal J. Kirk

Randal J. Kirk

Manager, Third Security, LLC, which is the

Manager of Third Security Incentive 2010 LLC

[Signature Page to Fifth Amendment]